UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 5, 2006

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03 – Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

The bylaws of Occam Networks, Inc. (“Occam”) provide that its fiscal year end is determined by resolution of the Board of Directors. On December 5, 2006, the Board of Directors of Occam approved changing Occam’s financial reporting to calendar year end and quarterly reporting. Historically, Occam ended each fiscal quarter and year on the last Sunday of the corresponding calendar quarter and year, which resulted in fiscal period end dates that were zero to six days prior to the end of each calendar quarter and year. Beginning with Occam’s 2007 fiscal year, each fiscal quarter and fiscal year shall end on the last day of the applicable calendar quarter and year, such that Occam’s fiscal year end shall be December 31 for each year and Occam’s fiscal quarters shall end on March 31, June 30, September 30 and December 31 of each year. This change is not significant for comparative purposes. As a result, there is no requirement under SEC rules to file a separate transition period report or intention to restate prior periods.

Item 5.05 – Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 5, 2006, the Board of Directors of Occam approved certain amendments to Occam’s Code of Business Ethics and Conduct (the “Code”), which applies to all employees, officers and directors of the Company. The revisions consist of a number of amendments to clarify and expand certain sections of the Code, particularly relating to accountability and reporting procedures and conflicts of interest. None of these amendments to the Code constituted or effected a waiver of application of any provision of the Code to the Company’s principal executive officer, principal financial and accounting officer, or person performing similar functions.

The amended Code is available at the Company’s website located at http://www.occamnetworks.com. A copy of the Code is also attached hereto as Exhibit 10.25 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.25	Occam Networks, Inc. Code of Business Conduct and Ethics (as amended December 5, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Christopher B. Farrell
Christopher B. Farrell
Chief Financial Officer

Date: December 11, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.25	Occam Networks, Inc. Code of Business Conduct and Ethics (as amended December 5, 2006)